EXHIBIT 10.6

FIRST AMENDMENT TO INDUSTRIAL LEASE AGREEMENT

This FIRST AMENDMENT TO INDUSTRIAL LEASE AGREEMENT (this “First Amendment”) is made by and between Boca Industrial Park Ltd. (“Landlord”) and PC Universe, Inc. (“Tenant”)

W I T N E S S E T H

Whereas, Landlord and Tenant are bound under that certain Industrial Lease Agreement dated May 11, 2001, (the “Lease”), regarding certain Premises consisting of 11,600 square feet at 504 and 506 NW 77th Street at Boca Industrial Park located at Boca Raton, Florida and

WHEREAS, Tenant wishes to extend the Lease Term and Landlord has agreed to same subject to and on the terms and conditions set forth herein; and

WHEREAS, the parties wish to set forth their agreement as to the matters set forth herein.

NOW, THEREFORE, in consideration of the sum of TEN and NO/100 DOLLARS ($10.00) paid by Tenant to Landlord, the mutual promises contained herein, and other good and valuable considerations, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant do hereby agree as follows:

1.

Recitals and Defined Terms. The foregoing recitals are true and correct and are hereby incorporated by this reference as if set forth in their entirety. Any capitalized term not defined herein shall have the same meaning as ascribed to it in the Lease.

2.

Extension of Lease Term. The current term of the Lease is set to expire on October 31, 2006. The term of the Lease is hereby extended for a period of 60 months commencing on November 1, 2006 and expiring on October 31, 2011 (the “Extended Term”).

3.

Base Rent. Base Rent for the Extended Term is as follows:

Year	Base Rent	Annual Rent	Monthly Rent
11/1/06 – 10/31/07	8.00	92,800	7,733.33
11/1/07 – 10/31/08	8.82	102,312	8,526.00
11/1/08 - 10/31/09	9.17	106,372	8,864.33
11/1/09 – 10/31/10	9.54	110,664	9,222.00
11/1/10 – 10/31/11	9.92	115,072	9,589.33

4.

Rent Credit. Tenant shall receive a rent credit of $20,000 for improvements to the Premises (“Tenant’s Work”). Provided Tenant is current on all rental obligations and is not then in default of this Lease, the rent credit shall begin on the first (1st) day of the month immediately following the date Tenant provides Landlord with copies of paid receipts for Tenant’s Work performed in the Premises between June 1, 2006 and October 1, 2007. The total amount of the rent credit shall equal the costs expended by Tenant for the work as evidenced by the paid receipts, subject, however, to a cap of $20,000. If Tenant does not perform Tenant’s Work within said period, then the rent credit under this Section shall no longer by available to Tenant and shall become null and void.

5.

Renewal Option. Tenant shall have the right to renew the lease for five years with no less than 180 days prior written notice. The base rent for the year commencing November 1, 2011 shall be four percent above that of the year ending October 31, 2011 and the rent shall continue to increase by four percent each year on November 1.

6.

Cancellation Option: Tenant shall have the right to cancel the lease at the end of the third year (October 31, 2009) with at least six months prior written notice (must be received prior to May 1, 2009) via certified mail. Along with such notice, tenant must remit the sum of the next four months base rent and overhead rent as a Cancellation Premium. Should Tenant sublease the Premises, Tenant will be responsible for a $1,500 administrative fee, but will not be responsible for the Cancellation Premium. Should Tenant cancel the Lease prior to the end of the Lease Term and the Premises is re-leased on favorable terms to Landlord, Landlord at Landlord’s sole discretion may choose to refund a portion of the Cancellation Premium to Tenant but is under no obligation to do so.

Initials /s/ GS, JD

7.

Additional Rent. Commencing on August 1, 2006 and continuing for the remainder of the term of the Lease, Tenant’s Building Share shall be 20.5% and Tenant’s Parcel Share shall be 3.0%. For clarification purposes, the defined term “Additional Assessments” set forth in Section 14.b. of the Lease refers to all of the items referenced in the first (1st) paragraph of Section 14.b. of the Lease, and the defined term “Tenant’s Percentage” in the second (2nd) paragraph of Section 14.b. of the Lease means Tenant’s Building Share or Tenant’s Parcel Share, as applicable. Tenant acknowledges that Landlord shall have the right, from time to time, to modify its estimate of Additional assessments for any calendar year, and Landlord reserves the right, at any time, to impose special assessment(s) on Tenant to collect items of Tenant’s share of Additional Assessments incurred by Landlord during any calendar year. Further, the parties agree that “operating expenses” referenced in the first (1st) paragraph of Section 14.b. of the Lease shall mean all of the following:

“(i)

any and all costs of ownership, management, operation, repair and maintenance of the Project, including, without limitation, wages, salaries, professionals’ fees, taxes, insurance premiums and amounts incurred by Landlord pursuant to insurance deductibles, benefits and other payroll burdens of all employees, Project management fee, maintenance, security and other services, Project management office rent or rental value, power, fuel water, waste disposal, landscaping care, lighting, garbage removal, window cleaning, system maintenance, parking area care, and any all and all other utilities, materials, supplies, maintenance, repairs, insurance applicable to the Project and Landlord’s personal property and depreciation on personal property, and (ii) the cost (amortized over such reasonable period as Landlord shall determine together with interest at the rate of twelve percent (12%) per annum on the unamortized balance) of any replacement and maintenance of roofs, mechanical equipment and parking areas, as well as reasonable reserves for such replacement costs.”

Landlord shall maintain accounting books and records in accordance with sound accounting principles. In determining the amount of operating expenses for any calendar year, (i) if less than one hundred percent (100%) of the Project shall have been occupied by tenants and fully used by them, operating expenses shall be increased to an amount equal to the like operating expenses which would normally be expected to be incurred had such occupancy been one hundred percent (100%) and had such full utilization been made during the entire period or (ii) if Landlord is not furnishing particular work or services (the cost of which if performed by Landlord would constitute an operating expense) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, operating expenses shall be deemed to be increased by an amount equal to the additional expense which would reasonably have been incurred during such period by Landlord had Landlord furnished such work or service to such tenant.

For purposes of this first Amendment, “Project” shall mean the Boca Industrial Park located at 7600-7698 NW 6th Avenue; 500-598 NW 77th Street, Boca Raton, Florida 33487, together with any parking facilities.

8.

Late Rent Payments. Section 2.c. of the Lease is hereby deleted in its entirety and replaced with the following:

“Tenant covenants and agrees to pay a late charge in the amount equal to ten percent (10%) of the monthly rent due and two hundred fifty and 00/100 ($250.00) Dollars for any payment of Rent not received by Landlord on or before the date when same is due. Tenant shall also pay Landlord interest at a rate equal to eighteen percent (18%) per annum accruing on any Rent(s) outstanding. Tenant shall pay Landlord any such late charge(s) and interest within five (5) days after Landlord notifies Tenant of same.” Landlord, at Landlord’s discretion may grant tenant two grace periods over the term of the Lease where no late fee will be assessed for rent received after the fifth day before the tenth day of the month.

9.

Casualty. Section 12 (Destruction or Damage) of the Lease is hereby deleted in its entirety and replaced with the following:

Initials /s/ GS, JD

“Destruction or Damage:

A.

Repair Estimate. If the Premises or the Building are damaged by fire or other casualty (a “Casualty”). Landlord shall use good faith efforts to deliver to Tenant within one hundred eighty (180) days after such Casualty a good faith estimate (the “Damage Notice”) of the time needed to repair the damage caused by such Casualty.

B.

Tenant’s Rights. If a material portion of the Premises is damaged by Casualty such that Tenant is prevented from conducting its business in the premises in a manner reasonably comparable to that conducted immediately before such Casualty and Landlord estimates that the damage caused thereby cannot be repaired within one hundred eighty (180) days after the commencement of repairs (the “Repair Period”), then Tenant may terminate this Lease by delivering written notice to Landlord of its election to terminate within thirty (30) days after the Damage Notice has been delivered to Tenant.

C.

Landlord’s Rights.  If a Casualty damages the Premises or a material portion of the Building and: (1) Landlord estimates that the damage to the premises cannot be repaired within the Repair Period; (2) the damage to the Premises exceeds fifty percent (50%) of the replacement cost thereof (excluding foundations and footings), as estimated by Landlord, and such damage occurs during the last two (2) years of the Term; (3) regardless of the extent of damage to the Premises, Landlord makes a good faith determination that restoring the Building would be uneconomical; or (4) Landlord is required to pay any insurance proceeds arising out of the Casualty to a Landlord’s Mortgagee, then Landlord may terminate this Lease by giving written notice of its election to terminate with sixty (60) days after the Damage Notice has been delivered to Tenant.

D.

Repair Obligations. If neither party exercises its right as stated herein to terminate this Lease following a Casualty, then Landlord shall, within a reasonable time after such Casualty; begin to repair the Premises and shall proceed with reasonable diligence to restore the Premises to substantially the same condition as they existed immediately before such Casualty, however, Landlord shall not be required to repair or replace any Alternations or betterments within the Premises (which shall be promptly and with due diligence repaired and restored by Tenant at Tenant’s sole cost and expense) or any furniture, equipment, trade fixtures or personal property of Tenant or others in the Premises or the Building, and Landlord’s obligation to repair or restore the Premises shall be limited to the extent of the insurance proceeds actually received by Landlord for the Casualty in question. If this Lease is terminated under the provisions of this Section, Landlord shall be entitled to the full proceeds of the insurance policies providing coverage for all Alterations, improvements and betterments in the premises (and, if Tenant has failed to maintain insurance on such items as required by this Lease, Tenant shall pay Landlord an amount equal to the proceeds landlord would have received had Tenant maintained insurance on such items as required by this Lease).

E.

Abatement of Rent.  If the Premises are damaged by Casualty, Rent for the portion of the Premises rendered untenantable by the damage shall be abated on a reasonable basis from the date of damage until the completion of Landlord’s repairs (or until the date of termination of this Lease by Landlord or Tenant as provided above, as the case may be), unless Tenant or any agent, employee, contractor or invitee of Tenant caused such damage, in which case, Tenant shall continue to pay Rent without abatement.”

10.

Termination of Options; Renewal Option; Right of First Offer. With the exception of that contained in Paragraphs 5 and 6 herein, all other Options are hereby terminated. For purposes of this First Amendment, “Options” means (a) a right or option of Tenant to (1) extend, renew or cancel the term of the Lease; (ii) expand or contract the Premises, or (iii) relocate within the Building or the Project, and (b) rights of first refusal or fist offer or notice (or similar rights) with respect to the lease of other space in the Building or the Project or the purchase of any portion of the Building or Project.

11.

Brokers.  Tenant represents and warrants that any brokerage fees or commissions, if any, associated with this First Amendment are the responsibility of the Tenant, and Tenant shall indemnify and hold Landlord harmless from all liabilities, costs, expenses, claims, demands and causes of action, including reasonable attorneys’ fees and costs through all appellate actions and proceedings, arising out of any claim or demand by any broker for any such brokerage fees or commissions. Landlord represents to Tenant it has not dealt with any broker in connection with this First Amendment.

Initials /s/ GS, JD

12.

Anti-Terrorism. Tenant represents and warrants that it is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by the United States Treasury Department as a Specially Designated National and Blocked Person, or for or on behalf of any person, group, entity, or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and that it is not engaged in this Lease directly or indirectly on behalf of, or facilitating this Lease directly or indirectly on behalf of, any such person, group, entity, or nation. Tenant agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including reasonable attorneys; fees and costs) arising from or related to any breach of the foregoing representation and warranty.

13.

Mold.  It is generally understood that mold spores are present essentially everywhere and that mold can grow in most any moist location. Emphasis is properly placed on prevention of moisture and on good housekeeping and ventilation practices. Tenant acknowledges the necessity of good housekeeping, ventilation and moisture control (especially in kitchens, janitor’s closets, bathrooms, break rooms and around outside walls) for mold prevention, Tenant agrees to immediately notify Landlord if it observes mold/mildew and/or moisture conditions (from any source, including leaks), and allow Landlord to evaluate and make recommendations and/or take appropriate corrective action at the sole cost and expense of Tenant. Tenant relieves Landlord from any liability for any bodily injury or damages to property caused by or associated with moisture or the growth of or occurrence of mold or mildew on the Premises. In addition, execution of this Lease constitutes acknowledgement by Tenant that control of moisture and mold prevention are integral to Tenant’s obligations under the Lease.

14.

Tenant Stipulations. Tenant hereby stipulates, agrees and affirms that the Premises have been improved and completed and Landlord is currently under no obligation to (i) make any further or additional alternations or improvements or (ii) expend any funds for alterations or improvements to the premises other than that contained in herein; any and all abatements, credits or reductions of Base Rent to which Tenant was entitled to under the Lease have expired; and there are no assignees, sublessees or transferees of the Lease, or any part thereof, or any person or firm occupying or having the right in the future to occupy the Premises, or any part thereof, except as has been approved in writing by Landlord.

15.

Ratification. In the event of any conflict or ambiguity between this First Amendment and the Lease, this First Amendment shall control. The parties hereby ratify and confirm their rights and obligations under the Lease as modified by this First Amendment. Landlord and Tenant each represent and warrant to the other that (i) the execution and delivery of this First Amendment has been fully authorized by all necessary corporate action, and (ii) this First Amendment is valid, binding and legally enforceable in accordance with its terms.

IN WITNESS WHEREOF, Landlord and Tenant have each executed this First Amendment as of the dates written below their names. This First Amendment shall be effective as of the date signed by landlord.

WITNESS:	LANDLORD:

/s/ SUSAN RIFFLE	Boca Industrial Park, Ltd.
Susan Riffle
Name Printed	By:	JAMIE A. DANBURG
Jamie A. Danburg, President
/s/ SUZANNE [illegible]
Suzanne [illegible]
Name Printed	Dated:	10/30/2006

WITNESS:	TENANT:

/s/ KEN [illegible]	PC Universe, Inc.
Ken [illegible]
Name Printed	By:	/s/ GARY STERN
Gary Stern, President
/s/ THOMAS M. LIVIA
Tom Livia
Name Printed	Dated:	10/20/2006

Initials /s/ GS, JD

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